Proxy Voting Policy and Procedures

I. Introduction

Rule 206(4)-6 (the “Rule”) under the Advisers Act requires every investment adviser to (i) adopt and implement written policies and procedures, reasonably designed to ensure that the adviser votes proxies in the best interest of its clients, which procedures must include how the adviser addresses material conflicts that may arise between its interest and those of its clients; (ii) disclose to clients how they may obtain information from the adviser about how the adviser voted with respect to their securities; and (iii) describe to clients the adviser’s proxy voting policies and procedures and, upon request, furnish a copy of the policies and procedures to the requesting client.

II. Oversight

To provide centralized management of the proxy voting process, Santa Barbara Asset Management, LLC (“SBAM”) has established a Proxy Voting Committee (the “Committee”).    The Committee shall be comprised of the Chief Investment Officer and/or the Director of Research and at least two research analysts as voting members. The Chief Compliance Officer or his designees and members of Nuveen Global Operations (“NGO”), as well as other individuals as designated by the Committee, shall serve as non-voting members. The Committee shall meet at least annually, or more frequently as required.

The Committee shall:

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Oversee the proxy voting process in respect of securities owned by or on behalf of clients, including the identification of material conflicts of interest, as defined below, involving SBAM and those involving its third-party proxy service provider;

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Provide on-going oversight of its third-party proxy service provider, including but not limited to reviewing periodic diligence conducted by NGO, Nuveen Legal & Compliance Department in Los Angeles and/or other Committee constituents;

•	Determine how to vote proxies relating to issues not covered by this Policy and Procedures;
•	Determine when SBAM may deviate from this Policy and Procedures; and
•	Review, at least annually, all applicable processes and procedures, voting practices, the adequacy of records and the use of third-party services and update or revise as necessary.

III. Application

This Proxy Voting Policy and Procedures applies to securities held in client accounts over which SBAM has voting authority, directly or indirectly. Indirect voting authority exists where SBAM’s voting authority is implied by a general delegation of investment authority without reservation of proxy voting authority.

Procedures

SBAM shall vote proxies in respect of securities owned by or on behalf of a client in the client’s best interest and without regard to the interests of SBAM or any other client of SBAM.

Unless the SBAM Investment Team otherwise determines (and documents the basis for its decision) or as otherwise provided below, the Committee shall generally cause proxies to be voted in a manner consistent with the recommendations of an independent third-party proxy service or other third party.

In most cases, SBAM will typically vote in accordance with the recommendations of Institutional Shareholder Services, Inc., (“ISS”) which are based on ISS’s standard guidelines; provided however, SBAM has identified certain categories of voting matters which SBAM shall review and determine how to vote on a case-by-case basis. SBAM may also from time to time consider research and voting recommendations provided by other third parties in making its voting decisions. In other cases, SBAM may agree to vote proxies for a particular client account in accordance with the third party recommendations or guidelines selected by the client, such as the AFL-CIO Guidelines. Clients may opt to vote proxies themselves or to have proxies voted by an independent third party or other named fiduciary or agent, at the client’s cost.

As a general matter, unless otherwise restricted, SBAM reserves the right to override ISS’s recommendations in any situation where it believes that following such recommendations is not in its clients’ best interest.

When SBAM is faced with a material conflict of interest, if the matter is covered by ISS’s recommendations, the Committee shall cause proxies to be voted in accordance with the applicable ISS recommendation.

When SBAM is faced with a material conflict of interest and the matter is not covered by ISS, SBAM may:

(i)	vote in accordance with the recommendation of an alternative independent third party; or
(ii)	disclose the conflict to the client, obtain the client’s consent to vote, and make the proxy voting determination itself and document the basis for such determination; or
(iii)

resolve the conflict in such other manner as SBAM believes is appropriate, including by making its own determination that a particular vote is, notwithstanding the conflict, in the best interest of the client.

When a material conflict of interest has been identified based on a relationship between ISS or its affiliates and a corporate issuer, an entity acting as a primary shareholder proponent, or another party, SBAM may choose not to vote in accordance with ISS’s recommendation to the extent SBAM determines such recommendation is not in the best interest of its clients. ISS has established protocols to identify and provide notice regarding such conflicts of interest.

SBAM may determine not to vote proxies in respect of securities of any issuer if it determines it would be in its clients’ overall best interest not to vote. Such determinations may apply in respect of all client holdings of the securities or only certain specified clients, as SBAM deems appropriate under the circumstances.

Generally, SBAM does not intend to vote proxies associated with the securities of any issuer if as a result of voting, the issuer restricts such securities from being transacted (“share blocking” is carried out in a few non-U.S. jurisdictions). However, SBAM may decide, on an individual security basis that it is in the best interest of its clients for SBAM to vote the proxy associated with such a security, taking into account the loss of liquidity. SBAM may also decline to vote proxies in other instances, including but not limited to, de minimis number of shares held, timing issues pertaining to the opening and closing of accounts, potential adverse impact on the portfolio of voting such proxy, logistical or other considerations related to non-U.S. issuers (such as in POA markets), or based on particular contractual arrangements with clients or SMA program sponsors.

In addition, SBAM may decline to vote proxies where the voting would in SBAM’s judgment result in some other financial, legal, regulatory disability or burden to SBAM or the client (such as imputing control with respect to the issuer).

Generally, SBAM will vote all eligible ballots received. Eligibility is based upon ownership at record date which is determined by the issuer. To the extent that SBAM receives proxies for securities that are transferred into a client’s portfolio that were not recommended or selected by SBAM and are sold or expected to be sold promptly in an orderly manner (“legacy securities”), SBAM will generally refrain from voting such proxies. In such circumstances, since legacy securities are expected to be sold promptly, voting proxies on such securities would not further SBAM’s interest in maximizing the value of client investments. SBAM may consider an institutional client’s special request to vote a legacy security proxy, and if agreed would vote such proxy in accordance with the provisions of this Policy and Procedures.

It is the responsibility of the custodian appointed by the client, or the program sponsor in the case of the SMA Accounts, to ensure ballots are generated sufficiently in advance of the relevant meeting to allow SBAM adequate time to vote its clients’ proxies. A SMA program sponsor, a broker or a custodian, may provide SBAM with notice of proxy ballots in the aggregate, rather than on the underlying account-level. Since SBAM is not afforded underlying account-level transparency in such instances, it must vote such proxies based on the information it receives from the program sponsor, broker or custodian, and consequently may be unable to reconcile the proxy ballots voted to the underlying-account level.

Proxies received after the termination date of a client relationship will generally not be voted. Exceptions may be made from time to time, such as when the record date is for a period in which the client’s account was under management.

IV. Material Conflicts of Interest

Voting the securities of an issuer where the following relationships or circumstances exist is deemed to give rise to a material conflict of interest for purposes of this Policy and Procedures:

•	The issuer is an institutional separate account client of SBAM, a wrap sponsor in whose program SBAM participates as an investment manager, or an affiliate of such wrap program sponsor.

•	The issuer is an entity in which an SBAM employee or a relative[1] of any SBAM employee is an executive officer or director of such issuer.

•	Any other circumstance that SBAM determines could materially compromise its duty to serve its clients’ interests.

V. Disclosure

SBAM discloses a summary of its proxy voting practices as well as how a client may obtain a copy of this Proxy Voting Policy and Procedures or information on how SBAM voted a client’s securities in its Form ADV Part 2A.

VI. Recordkeeping and Retention

SBAM shall retain records relating to the voting of proxies, including:

•	Copies of this Policy and Procedures and any amendments thereto.

SBAM has delegated casting of ballots and record retention to NGO. NGO shall be responsible for maintaining the following records except as otherwise noted:

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A copy of each proxy ballot and proxy statement filed by the issuer with the Securities and Exchange Commission or non-U.S. regulator (“Proxy Statement”), or English translation of Proxy Statement as made available through a third-party service provider regarding securities held on behalf of clients who have authorized voting of proxies, with exception of any “legacy securities” ballots or Proxy Statements not voted.

•	Records of each vote cast by SBAM on behalf of clients; these records may be maintained on an aggregate basis for certain clients (e.g., managed account clients).

•	A copy of any documents created by SBAM that were material to making a decision on how to vote or that memorializes the basis for that decision.

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A copy of each written request for information on how SBAM voted proxies on behalf of the client, and a copy of any written response by SBAM to any (oral or written) request for information on how such proxies were voted. If a client request for proxy information is received by SBAM, Nuveen’s Institutional Client Service Department maintains the appropriate documentation.

1 For the purposes of this guideline, “relative” includes (whether or not living in the same household) children; stepchildren; grandchildren; parents; stepparents; grandparents; spouses; siblings; mother-, father-, son-, daughter-, brother- or sister-in-law; any person related by adoption, and any individual economically dependent on the employee, as well as significant others living in the same household, including domestic partnerships (registered or unregistered) or civil unions.

SBAM may rely on Proxy Statements filed on the SEC’s EDGAR system or on Proxy Statements, ballots and records of votes cast by SBAM maintained by a third party, such as a proxy voting service.

These records shall be maintained and preserved in an easily accessible place for a period of not less than five years from the end of SBAM’s fiscal year during which the last entry was made in the records, the first two years in an appropriate office of SBAM or its advisory or other affiliates.

Amended: March 2013

Amended: May 1, 2015

Amended: June 30, 2015

Amended: May 13, 2016

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